Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS THIRD QUARTER 2017 RESULTS

Net Income of $0.17 Per Diluted Share

Normalized FFO of $0.25 Per Diluted Share

Company Raised 2017 Full-Year Normalized FFO Guidance

VIRGINIA BEACH, VA, October 31, 2017 – Armada Hoffler Properties, Inc. (NYSE:AHH) today announced its results for the quarter ended September 30, 2017 and provided an update on current events.

Highlights include:

•
Net income of $10.5 million, or $0.17 per diluted share, for the quarter ended September 30, 2017 compared to net income of $7.9 million, or $0.15 per diluted share, for the quarter ended September 30, 2016.

•
Normalized Funds From Operations (“FFO”) of $15.5 million, or $0.25 per diluted share, for the quarter ended September 30, 2017 compared to Normalized FFO of $13.2 million, or $0.26 per diluted share, for the quarter ended September 30, 2016.

•	FFO of $15.5 million, or $0.25 per diluted share, for the quarter ended September 30, 2017 compared to FFO of $13.1 million, or $0.25 per diluted share, for the quarter ended September 30, 2016.

•	Raised 2017 full-year Normalized FFO guidance range to $0.98 to $1.00 per diluted share from the previously reported guidance range of $0.97 to $0.99 per diluted share.

•	Core operating property portfolio occupancy at 94.7% as of September 30, 2017 compared to 94.2% as of June 30, 2017.

•	Completed the sale of two properties leased by the Commonwealth of Virginia on July 13, 2017 for an aggregate sales price of $13.2 million representing a 38% profit over development cost.

•	Acquired the outparcel phase of Wendover Village in Greensboro, North Carolina for $14.3 million. The Company previously acquired the primary phase of Wendover Village in January 2016.

•	Delivered the initial phase of the Annapolis Junction multifamily asset in Howard County, Maryland and have leased over 80 units to date.

•	After the end of the quarter, the Company:

◦
Announced that Williams Sonoma and Pottery Barn will be the anchor tenants of Phase VI of the Town Center of Virginia Beach, further solidifying Town Center as a prime shopping destination in the region.

◦	Broke ground on two student housing properties in historic downtown Charleston, South Carolina representing $100 million of new development.

◦
Closed on a new expanded and unsecured $300 million credit facility that includes a $150 million term loan with Bank of America, N.A. serving as the administrative agent, while Regions Bank and PNC Bank, National Association each served as joint lead arranger and syndication agent.

◦	Invested in the development of a $20 million Whole Foods anchored center located in Delray Beach, Florida.

◦	Updated company logo and branding, including enhanced corporate website launched in October 2017.

Commenting on the Company’s results, Louis Haddad, President and CEO, said, "We remain extremely bullish on the performance of our company. With an accretive pipeline nearing delivery, positive releasing spreads and a solid balance sheet, we believe we are poised for significant growth over the next few years. When combining these factors with a well-covered dividend that has increased annually, now yielding in excess of five percent, we feel that we are delivering exceptional value to our shareholders."

Financial Results

Net income for the third quarter increased to $10.5 million compared to $7.9 million for the third quarter of 2016. The period-over-period change was primarily due to a $0.5 million increase in construction segment gross profits, which was driven by both higher revenues and a higher margin in this segment, a $0.9 million increase in interest income and a $0.9 million increase in gains from real estate dispositions.

Normalized FFO for the third quarter increased to $15.5 million compared to $13.2 million for the third quarter of 2016. FFO for the third quarter increased to $15.5 million compared to $13.1 million for the third quarter of 2016. The period-over-period changes in Normalized FFO and FFO were positively impacted by property acquisitions, higher interest income and construction segment gross profits, which were partially offset by higher interest expense and declines in Same Store NOI. The decrease in Same Store NOI is impacted by a decrease in multifamily occupancy due to the ongoing construction in the Town Center of Virginia Beach and the relocation and expansion of two office tenants to 4525 Main Street, which is not currently included in the Same Store NOI calculation.

Operating Performance

At the end of the third quarter, the Company’s office, retail and multifamily core operating property portfolios were 89.2%, 96.9% and 94.3% occupied, respectively.

Total construction contract backlog was $76.7 million at the end of the third quarter.

Balance Sheet and Financing Activity

As of September 30, 2017, the Company had $493.5 million of total debt outstanding, including $58.0 million outstanding under its revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 47.6% of the Company’s debt had fixed interest rates or were subject to interest rate swaps as of September 30, 2017. After considering LIBOR interest rate caps with strike prices at or below 150 basis points as of September 30, 2017, 100% of the Company’s debt was fixed or hedged.

Subsequent to the end of the third quarter, the Company continued to take actions to enhance flexibility and strengthen its balance sheet, including closing on its new, expanded and unsecured $300 million credit facility that includes a $150 million term loan.

Outlook

The Company raised its 2017 full-year guidance and now expects 2017 Normalized FFO in the range of $0.98 to $1.00 per diluted share. The following table outlines the Company’s assumptions along with Normalized FFO per diluted share estimates for the full-year 2017.

Full-year 2017 Guidance [1]	Expected Ranges
Total NOI	$72.6M	$73.0M
Construction company annual segment gross profit	$7.2M	$7.5M
General and administrative expenses	$10.4M	$10.6M
Interest income	$6.9M	$7.1M
Interest expense [2]	$17.2M	$17.5M
Normalized FFO per diluted share [3]	$0.98	$1.00

[1] Excludes the impact of any future acquisitions and dispositions and assumes there will be no additional capital market activities.
[2] Interest expense is calculated based on the Forward LIBOR Curve.
[3] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.

See “Non-GAAP Financial Measures.” In addition, the calculation of Normalized FFO per diluted share assumes 60.2 million weighted average shares and units outstanding. The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com under the Investors section.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, October 31, 2017 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com, or through www.viavid.com.  To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international).  A replay of the conference call will be available through Thursday, November 30, 2017 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13670678.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with nearly four decades of experience developing, building, acquiring and managing high-quality, institutional-grade office, retail and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in its stabilized portfolio. The Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and the other documents filed by the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure.  The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance.  Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. Management also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.  In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$906,225	$894,078
Held for development	680	680
Construction in progress	62,948	13,529
Accumulated depreciation	(157,932)	(139,553)
Net real estate investments	811,921	768,734

Cash and cash equivalents	19,721	21,942
Restricted cash	3,195	3,251
Accounts receivable, net	15,826	15,052
Notes receivable	75,522	59,546
Construction receivables, including retentions	35,923	39,433
Construction contract costs and estimated earnings in excess of billings	110	110
Equity method investments	11,169	10,235
Other assets	57,611	64,165
Total Assets	$1,030,998	$982,468

LIABILITIES AND EQUITY
Indebtedness, net	$488,609	$522,180
Accounts payable and accrued liabilities	14,383	10,804
Construction payables, including retentions	48,160	51,130
Billings in excess of construction contract costs and estimated earnings	5,232	10,167
Other liabilities	41,181	39,209
Total Liabilities	597,565	633,490
Redeemable noncontrolling interest	2,000	—
Total Equity	431,433	348,978
Total Liabilities and Equity	$1,030,998	$982,468

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)
Revenues
Rental revenues	$27,096	$25,305	$81,083	$72,839
General contracting and real estate services revenues	41,201	38,552	161,391	108,555
Total revenues	68,297	63,857	242,474	181,394

Expenses
Rental expenses	6,830	5,834	19,069	16,234
Real estate taxes	2,693	2,356	7,797	7,087
General contracting and real estate services expenses	39,377	37,274	154,588	104,336
Depreciation and amortization	9,239	8,885	28,018	25,636
General and administrative expenses	2,098	2,156	7,762	6,864
Acquisition, development and other pursuit costs	61	345	477	1,486
Impairment charges	19	149	50	184
Total expenses	60,317	56,999	217,761	161,827

Operating income	7,980	6,858	24,713	19,567

Interest income	1,910	1,024	4,966	1,928
Interest expense	(4,253)	(4,124)	(13,282)	(11,893)
Loss on extinguishment of debt	—	(82)	—	(82)
Gain on real estate dispositions	4,692	3,753	8,087	30,440
Change in fair value of interest rate derivatives	87	498	300	(2,264)
Other income	74	35	154	154
Income before taxes	10,490	7,962	24,938	37,850
Income tax provision	(29)	(16)	(781)	(240)
Net income	10,461	7,946	24,157	37,610
Net income attributable to noncontrolling interests	(2,973)	(2,734)	(7,262)	(12,994)
Net income attributable to stockholders	$7,488	$5,212	$16,895	$24,616

Net income per diluted share and unit	$0.17	$0.15	$0.41	$0.77

Weighted average shares and units outstanding	62,779	51,512	59,423	48,869

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
			(Unaudited)

Net income	$10,461	$7,946	$24,157	$37,610
Depreciation and amortization	9,239	8,885	28,018	25,636
Gain on operating real estate dispositions (1)	(4,200)	(3,753)	(7,595)	(30,010)
Funds From Operations (FFO)	$15,500	$13,078	$44,580	$33,236
Acquisition, development and other pursuit costs	61	345	477	1,486
Impairment charges	19	149	50	184
Loss on extinguishment of debt	—	82	—	82
Change in fair value of interest rate derivatives	(87)	(498)	(300)	2,264
Normalized FFO	$15,493	$13,156	$44,807	$37,252
Net income per diluted share and unit	$0.17	$0.15	$0.41	$0.77
FFO per diluted share and unit	$0.25	$0.25	$0.75	$0.68
Normalized FFO per diluted share and unit	$0.25	$0.26	$0.75	$0.76
Weighted average shares and units outstanding	62,779	51,512	59,423	48,869

(1) The adjustment for gain on operating real estate dispositions excludes the gain recognized in the three months ended March 31, 2016 on the Newport News Economic Authority building because this building was sold before being placed in service. Additionally, the adjustment for gain on operating real estate dispositions excludes the gain recognized in the three months ended September 30, 2017 on the land outparcel at Sandbridge Commons because this was a non-operating parcel.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684